Exhibit 10.7
Execution Version
Asset Purchase Agreement
between
Cyprus Creek Land Resources, LLC
Buyer
and
CNX Gas Company LLC
Seller
Dated as of April 1, 2007

i

ii

iii

Asset Purchase Agreement
     THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into on June 20, 2007, but effective as of April 1, 2007, between Cyprus Creek Land Resources, LLC (“Central” or “Buyer”), a Delaware limited liability company, whose principal place of business is located at 701 Market Street, St. Louis, Missouri 63101, and CNX Gas Company LLC (“Seller”), a Virginia limited liability company whose principal place of business is located at 5 Penn Center West, Suite 401, Pittsburgh, Pennsylvania 15276.
Recitals
     A. Seller owns, leases, controls, or claims certain rights, title, estates, and interests in various Oil and Gas assets as more fully described in Section 2.1(c) hereof (the “Assets”).
     B. Seller has agreed to assign, convey, sell, and transfer to Buyer, and Buyer has agreed to purchase and assume all of Seller’s rights, titles, interests, estates, duties and obligations in, to, under or derived from, the Assets on the terms and subject to the conditions set forth in this Agreement.
Agreements
     In consideration of the mutual covenants and promises set forth in this Agreement, Buyer and Seller agree as follows:
ARTICLE I.
Definitions
     1.1 Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms with initial capital letters, when used in this Agreement, shall have the meanings set forth below:
     “Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.
     “Applicable Program” means a domestic, international or foreign renewable or alternative energy, emissions reduction or emissions quantification, certification or reporting program, scheme, organization or Legal Requirement, adopted by a Governmental Authority or otherwise, or other similar program, public or private, with respect to which exists a market of any size, a registry or a reporting system for or with respect to ERCs or attributes of ERCs. Without limiting the generality of the foregoing, Applicable Program includes any legislation introduced into the U.S. Congress between 2000 and the date of this Agreement, whether or not enacted, as well as any current, or future legislation or regulation concerned with renewable energy, alternative energy, carbon or carbon-equivalents, greenhouse gases, or any actions that would result in or be recognized as “early action” under such programs, or any Legal

Requirement involving or administered by any Governmental Authority, GIS or any other entity, public or private, that may or does certify the generation of an ERC under any present or future domestic, international, or foreign ERC or other emissions trading program.
     “Bonds” means the surety, performance, reclamation and other bonds issued in favor of, on behalf of, or in the name of Seller or its Affiliates in connection with the Assets or the Permits.
     “Burdens on Production” means annual and other rentals, advance royalties, bonus, option and similar payment obligations, royalties, overriding royalties, net profit or carried interests, and other payment obligations, encumbrances, charges, and expenses that burden the Oil and Gas Interests, other than any of the foregoing in favor of Seller or any Affiliate of Seller.
     “Business Day” means any day other than a Saturday or Sunday or a day on which banks in St. Louis, Missouri, are authorized or required to be closed.
     “CBM” means all occluded coal bed methane gas and all associated natural gas and other hydrocarbons of whatever quality or quantity normally within, produced, or emitted from a coal seam or any related, associated superincumbent or adjacent rock material or strata.
     “Closing Date” means the date on which the Closing occurs.
     “Closing Deliveries” means the documents and instruments described in Sections 4.2 and 4.3.
     “Closing Time” means 11:59 P.M. Central Daylight Time on the Closing Date.
     “CMM” means coal mine methane and gob gas from inactive or sealed areas which is liberated and accumulates within a fractured collapsed zone, mine void, or mine workings resulting from all forms of mining.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “CONSOL Parties” means CONSOL Energy, Inc. and any of its Affiliates who are predecessors in title to Seller with respect to the Assets.
     “Contract” means any written agreement, contract, mortgage, deed of trust, bond, indenture, lease, license, note, joint operating agreement, division order, crude oil or gas sales or purchase contract, gathering, transportation or marketing agreement, easement, right-of-way, surface use or access agreement, certificate, option, warrant, right or other instrument, document, obligation or agreement, and any ratifications or amendments to any of the foregoing, which relate to the Assets or Seller’s right to conduct Oil and Gas operations on or with respect to any Asset.
     “Effective Time” means 12:00 A.M. Central Standard Time on Sunday, April 1, 2007.
     “Environmental Law” means any Legal Requirement whether now or hereafter in effect concerning human health, safety, welfare or the environment, including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment, air (including both ambient and within buildings and other structures), surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, presence, disposal, transport or handling of Hazardous Substances, including but not limited to the following statutes: the Clean Air Act, 42 U.S.C.A. §§ 7401 et seq.; the Clean Water Act, 33 U.S.C.A. §§ 1251 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq. (“RCRA”); the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Chapter 116; the Safe Drinking Water Act, 42 U.S.C. §§ 300h et seq.; the Toxic Substances Control Act, 15 U.S.C.A. §§ 2601-2692 (“TSCA”); the Surface Mining Control and Reclamation Act, 30 U.S.C. §§ 1201 et seq.; and any similar state or local law relating to any of the foregoing; and any state law regulating oil and gas exploration and production.
     “ERCs” mean any and all aspects, claims, characteristics or benefits related to the production, use, capture, flaring, burning, fueling, storage or sequestration of CBM and CMM produced from the lands containing the Oil and Gas Interests that are capable of being measured, verified or calculated, and which can produce credits, benefits, offsets, reductions, or allowances, howsoever entitled, or are otherwise capable of being recognized under an Applicable Program. Without limiting the generality of the foregoing, ERCs include those environmental or greenhouse gas emission reduction credits or allowances based on the production, sale, use or flaring of CBM or CMM produced from the lands containing the Oil and Gas Interests in lieu of venting such CBM or CMM to the atmosphere or otherwise disposing of or using such gases, resulting in the voluntary reduction in emissions to levels of control recognized by an Applicable Program. ERCs also include any action relating to CBM or CMM produced from the lands containing the Oil and Gas Interests that would be recognized as beneficial or of value in the event that any Governmental Authority imposes any tax, levy surcharge or other imposition on emissions of air pollutants, including greenhouse gases, or on products or services that are related to such emissions, including, without limitation, any “carbon tax.”
     “GAAP” means generally accepted accounting principles in the United States, consistently applied, including the statements and interpretations of the U.S. Financial Accounting Standards Board, consistently applied.
     “GIS” means a generation information system, generation attribute tracking system or other system that records generation from renewable or alternative energy or energy with other beneficial attributes in any particular geographic region, such as WREGIS, NEPOOL, GIS, ERCOT, PJM, M-RETS, or, if applicable, an Independent System Operator or a Regional Transmission Organization.
     “Governmental Authority” means: (a) the United States of America; (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities, provinces, parishes and the like); (c) any Native American or Tribal entity; and (d) any court, quasi-governmental authority, tribunal, department, commission, board, bureau, agency, authority or instrumentality of any of the foregoing.

     “Hazardous Substances”: means (a) any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive or otherwise hazardous substance, waste or material; (b) any “hazardous waste” as defined by RCRA; (c) any “hazardous substance” as defined by CERCLA; (d) any substance regulated by the TSCA; (e) asbestos or asbestos-containing material of any kind or character; (f) polychlorinated biphenyls; (g) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (h) any substance the presence, use, treatment, storage or disposal of which is prohibited by or regulated under any Legal Requirement; and (i) any other substance which by any Legal Requirement requires special handling, reporting or notification of or to any Governmental Authority in its collection, storage, use, treatment, presence or disposal.
     “Judgment” means any judgment, judicial decision, writ, order, injunction, award or decree of or by any Governmental Authority.
     “Knowledge” means the actual knowledge of the persons as specified in Schedule 1.1a; provided that no person specified on Schedule 1.1a shall have any personal liability or obligation hereunder.
     “Legal Requirement” means applicable common law and any statute, ordinance, code, law, rule, regulation, order, technical or other written standard, requirement or procedure enacted, adopted, promulgated, applied or followed by, or any agreement entered into by, any Governmental Authority, including any Judgment.
     “Lien” means, with respect to any Asset, any security agreement, financing statement filed with any Governmental Authority, conditional sale agreement, capital lease or other title retention agreement relating to such Asset, any lease, consignment or bailment given for purposes of security, any right of first refusal, equitable interest, lien, mortgage, indenture, pledge, option, charge, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of-way, restrictive covenants, leases and licenses) of any kind, which otherwise constitutes an interest in or claim against Seller’s title to such Asset, whether arising pursuant to any Legal Requirement, Contract or otherwise.
     “Litigation” means any action, suit, proceeding, arbitration, investigation, hearing or other activity or procedure that could result in a Judgment, and any notice of any of the foregoing.
     “Losses” means any claims, losses, liabilities, damages, Liens, penalties, costs and expenses, including interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts and the reasonable cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event with respect to which indemnification is sought, but shall in no event include special, incidental or consequential damages or lost profits.

     “Material Contracts” means all Contracts designated by Seller as material on Schedule 2.1(c)(ii).
     “Oil and Gas” means oil and gas, CBM, CMM, and other liquid or gaseous hydrocarbons, including condensate and other substances produced therewith.
     “Order” means any award, decision, injunction, Judgment, order, decree, ruling, subpoena, or verdict entered, issued, made or rendered by any arbitrator, court or other Governmental Authority.
     “Party” and “Parties” means either Seller or Buyer, or both collectively.
     “Permit” means any approval, license, consent, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.
     “Permitted Lien” means with respect to any Asset, or the Assets, as the context requires: (a) any Lien securing Taxes, assessments and governmental charges not yet due and payable or being contested in good faith (and for which adequate accruals or reserves have been established); (b) any customary zoning law or ordinance or any similar Legal Requirement; (c) any customary right reserved to any Governmental Authority to regulate the affected Asset or Assets; (d) any Lien (other than Liens securing indebtedness or arising out of the obligation to pay money) which does not and shall not individually or in the aggregate with one or more other Liens materially interfere with the right or ability to own, use, enjoy, produce, mine, or operate the Assets, or to convey good title to the same, or materially detract from their value; (e) any inchoate materialmen’s, mechanic’s, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business relating to the Assets; (f) the reservations, reverters and other rights granted or reserved herein or in the Transfer Documents; (g) any joint operating agreement, crude oil or gas sales or purchase agreement, division order, or other Contract disclosed on Schedule 2.1(c)(ii) hereto; (h) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, existing deed or water rights restrictions, historic preservation restrictions and ordinances, building restrictions and ordinances, zoning, planning and land use restrictions, and other rights and interests for the purpose of surface operations, roads, railways, pipelines, transmission and transportation lines and other like uses, or for the common use of real estate, rights-of-way, facilities and equipment; (i) any Third-Party Consents which are obtained and in force and effect on the Closing Date; (j) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale and conveyance of an Asset if the same are customarily sought subsequent to such sale and conveyance; (k) any Liens that Seller shows by affirmative evidence are to be released at Closing; (l) defects in the early chain of title consisting of the mere failure to recite marital status in a document or omissions of successors or heirship proceedings, unless Buyer provides affirmative evidence that such failure or omission has resulted in another Person’s actual and superior claim of title to the relevant Asset; (m) defects that have been cured by possession under applicable statutes of limitation for adverse possession or for prescription; (n) defects based solely on a lack of information in Seller’s files; and (o) all Burdens on Production of which Buyer or any successor or assign has actual notice (as set forth on Schedule 1.1b) or record notice; provided that “Permitted Liens” shall not include any Lien securing any debt, encumbrance or monetary claim, or any pledge, deed of trust, mortgage, security interests or similar lien, caused created or allowed by Seller or its Affiliates, which could prevent or interfere with the conduct of the business of the Buyer. Classification of any Lien as a “Permitted Lien” shall not affect any liability which Seller may otherwise have under this Agreement, including any indemnity obligation under this Agreement.
     “Person” means any human being, Governmental Authority, corporation, limited liability company, general or limited partnership, joint venture, trust, association or unincorporated entity of any kind.
     “Prime Rate” means the prime rate of interest, as announced from time to time, of The Bank of New York in New York City.
     “Taxes” means all levies and assessments of any kind or nature imposed by any Governmental Authority, including all income, sales, use, ad valorem, value added, franchise, severance, production, net or gross proceeds, withholding, payroll, employment, F.I.C.A., excise or property taxes, levies, production, and any other payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar law, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.
     “Third Party Consents” means certain rights of consent to transfer, termination, amendment, acceleration, suspension, revocation, or cancellation held by third Persons which are or may be exercisable by such Persons by reason of the execution and delivery of this Agreement by Seller or the consummation of the transaction contemplated hereby, and specified in Schedule 1.1c; provided, however, that the term “Third Party Consents” shall not include Transfer Approvals.
     “Transfer Approvals” means the approvals and consents of a Governmental Authority specified on Schedule 1.1d.
     “Transfer Documents” means the instruments and documents described in Section 5.1 which are to be executed and delivered by or on behalf of Seller, or any Affiliate of Seller, in connection with this Agreement or the transactions contemplated hereby.
     1.2 Other Definitions. The following terms are defined in the Sections indicated:

TERM	SECTION
Agreement	Preamble
Assets	2.1(c)
Assumed Liabilities	2.3(a)
Buyer	Preamble
Buyer Group	3.5(e)

TERM	SECTION
Cap	11.4(a)
Closing	4.1
Confidential Information	8.3(a)
Deed	4.4(a)
ERC Rights	2.1(c)(iii)(B)
Excluded Assets	2.1(d)
Indemnified Losses	3.5(e)
Indemnitee	11.3
Indemnitor	11.3
Litigation Matter	11.3
Material Contracts	2.1(c)(ii)
Oil and Gas Books and Records	2.1(c)(v)
Oil and Gas Interests	2.1(c)(i)
Post-Closing Consent	5.3(a)
Purchase Price	2.2
Reversion	4.4(a)
Reviewable Data	12.1
Seller Group	3.5(e)
Seller Retained Liabilities	2.3(b)
Surface Use Agreement	12.21
Taking	12.17(b)
Transfer Period	5.1
     1.3 Rules of Construction. Unless otherwise expressly provided in this Agreement, (a) accounting terms used in this Agreement shall have the meaning ascribed to them under GAAP; (b) words used in this Agreement, regardless of the gender used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, as the context requires; (c) the word “including” is not limiting, and the word “or” is not exclusive; (d) the capitalized term “Section” refers to sections of this Agreement; (e) references to a particular Section include all subsections thereof; (f) references to a particular statute or regulation include all amendments thereto, rules and regulations thereunder and any successor statute, rule or regulation, or published clarifications or interpretations with respect thereto, in each case as from time to time in effect; (g) references to a Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (h) references to a “day” or number of “days” (without the explicit qualification “Business”) shall be interpreted as a reference to a calendar day or number of calendar days; and (i) references to “directors” shall be deemed to include the managers, including managing members, of any limited liability company and references to “shareholders” shall be deemed to include the members of any limited liability company.
ARTICLE II.
Sale and Purchase
     2.1 Sale and Purchase of Assets.
          (a) Sale and Purchase. For the consideration set forth herein, subject to the terms, conditions, exceptions and reservations set forth in this Agreement, at Closing but effective as of the Effective Time, Seller agrees to assign, sell and transfer, free and clear of all Liens (other than Permitted Liens), all of its rights, titles, estates and interests in, to, under or derived from, and Buyer agrees to purchase and assume the duties and obligations associated with, the Assets; provided that this Agreement shall not constitute an agreement to assign or transfer any Asset or any claim or right or any benefit arising thereunder or resulting therefrom without the consent of a third Person thereto if such assignment or transfer without such consent would constitute a breach or other contravention of such Asset or in any way adversely affect the rights of Buyer thereunder.
          (b) Transfer of Beneficial Title. Subject to the terms, conditions, exceptions and reservations of this Agreement, at Closing beneficial title, and all other rights and obligations relating, to the Assets shall be transferred to Buyer. The transfer of beneficial title shall be effective as of the Effective Time, notwithstanding that transfer of record title to the Assets under the Transfer Documents may not be complete until the end of the Transfer Period.
          (c) Assets. “Assets” means all rights, title, estates, and interests in and to the following described assets and properties, excepting and excluding the Excluded Assets and the Reversion described in Sections 2.1(d) and 4.4(a), respectively:
               (i) Oil and Gas Interests. All of Seller’s fee, leasehold, mineral, royalty and other rights and interests in and to Oil and Gas, in, on or under the land in Muhlenberg, McLean, and Ohio Counties, Kentucky, as more fully described as the cross-hatched parcels (denoted in the legend as “OIL & GAS”) and the shaded parcels (denoted in the legend as “CONSOL PROPERTY CONTROL”) as shown on the map attached as Exhibit “A” (including without limitation, landowners’ or reserved royalties, overriding royalties, rights to free gas either reserved in favor of or granted to Seller and its Affiliates, as well as any right to vent CBM and CMM or to stimulate coal seams) (the “Oil and Gas Interests”);
               (ii) Contracts. All of Seller’s rights, title, and interests in, to, under, or derived from all Contracts and Permits to the extent they relate solely to any of the Oil and Gas Interests or the production and sale of Oil and Gas attributable to such Oil and Gas

Interests, including, without limitation, those described on Schedule 2.1(c)(ii) attached hereto (the “Material Contracts”);
               (iii) ERC Rights and Other Credits.
                    (A) All rights Seller may now have or later acquire to claim any ERCs associated with Buyer’s production of CBM and CMM from the lands containing the Oil and Gas Interests and the sale or use of such CBM and CMM in lieu of venting such CBM or CMM to the atmosphere or otherwise disposing of or using such gases; and
                    (B) all rights Seller may now have or later acquire to claim any other credits or allowances (including any tax credits or allowances) relating to production of CBM and CMM by Buyer in advance of coal mining operations by Buyer, or its successors and assigns, on the real property containing the Oil and Gas Interests ((A) and (B) collectively, the “ERC Rights”);
               (iv) Other Tax Credits. All rights Seller may now have or later acquire to claim any tax credits relating to exploration and production of Oil and Gas by Buyer after the Effective Time with respect to the Assets;
               (v) Books and Records. Copies of all accounting, land and Contracts files and records, and all drilling, engineering, geologic and technical records, files, maps, data, analyses, drawings, blueprints, financial assurances, bonds, and insurance policies (only to the extent an outstanding claim has been filed under any such policy with respect to any of the Assets), schematics, reports, lists, and plans and processes to the extent the same were obtained or prepared for the sole purpose of evaluating and developing the Oil and Gas potential of the Oil and Gas Interests (the “Oil and Gas Books and Records”), which are in the physical possession of Seller, or with respect to which Seller has the right of access and the ability to obtain copies as of April 1, 2007, or as of the Closing Date, and excepting such books, files, records and other materials and data that are subject to confidentiality obligations or other similar restrictions under agreements with third Persons who are not Affiliates of Seller, provided, however, that Seller shall use commercially reasonable efforts to obtain and make available to Buyer the Oil and Gas Books and Records that are not in the physical possession of Seller as of April 1, 2007, or as of the Closing Date; and
               (vi) Insurance Claims. All rights to insurance proceeds receivable after the Effective Time with respect to any Assumed Liabilities insured on a “claims made” basis, and all insurance proceeds (to the extent not already expended by Seller to restore or replace the lost or damaged asset, which replacement asset shall be a transferred Asset) received prior to Closing with respect to any asset which, if held by Seller as of the Effective Time would be an Asset.
          (d) Excluded Assets. The Assets shall not include, and Seller specifically excludes from this transaction: (i) any accounts receivable accruing or attributable to the Assets for the period prior to the Effective Time; (ii) all production of Oil and Gas from or attributable to the Assets with respect to all periods prior to the Effective Time and all proceeds attributable thereto; (iii) any refund of Taxes, costs or expenses borne by Seller or its predecessors in title attributable to the period prior to the Effective Time; (iv) any rights, titles, estates or interests owned, leased, held or otherwise controlled by Seller in the lands described on Exhibit “A” that are not described or included in Section 2.1(c) hereof; (v) all Oil and Gas rights, estates, interests, and claims in and to properties not depicted on the attached Exhibit “A” except as otherwise expressly provided herein as well as all data, books, maps, records and other information relating thereto; (vi) except for common law or statutory rights to use the surface as incident or right appurtenant to the Oil and Gas Interests, all surface rights and estates in the lands described on Exhibit “A”, and all roads, ditches and other surface improvements on such lands; and (vii) subject to Buyer’s review rights under Section 12.1, all books, records, files, material, information and data that were obtained, prepared or received by Seller or any of its agents, consultants or representatives (A) for purposes other than evaluating and developing the oil and gas potential of the Oil and Gas Interests, (B) in connection with internal evaluations of the Assets for management purposes, or (C) in connection with marketing of the Assets or the evaluation and negotiation of the transaction contemplated herein (collectively, the “Excluded Assets”).
     2.2 Purchase Price. In consideration for the sale and delivery of the Assets by Seller to Buyer, Buyer shall pay to Seller at Closing the agreed-upon purchase price for the Assets of One Thousand Dollars ($1,000.00) (the “Purchase Price”).
     2.3 Assumed and Excluded Liabilities.
          (a) Assumed Liabilities. After Closing, Buyer shall assume, pay, discharge and perform the following (the “Assumed Liabilities”):
               (i) obligations and liabilities to the extent attributable to actions occurring or conditions first occurring after the Effective Time under or with respect to the Assets; and
               (ii) all other obligations and liabilities to the extent attributable to actions or conditions first occurring after the Effective Time and arising out of or relating to the ownership of the Assets or operation of the Assets after the Effective Time, except to the extent that such obligations or liabilities relate to any Excluded Asset or the Reversion.
          (b) Seller Retained Liabilities. The following obligations and liabilities shall remain and be the obligations and liabilities solely of Seller (the “Seller Retained Liabilities”): all obligations and liabilities arising out of or relating to the Assets other than the Assumed Liabilities, and all obligations and liabilities to the extent attributable to the Assets after the effective date of the Reversion, shall remain and be the obligations and liabilities solely of Seller, including, but not limited to, any long-term debt (including the current portion thereof) and any obligation or liability with respect to periods prior to and including the Effective Time for payment of rentals or royalties related to the Assets.

ARTICLE III.
Actions Prior to Closing
     3.1 Post-Closing Allocations. The Parties agree that, to the extent possible, Seller and Buyer shall each use commercially reasonable efforts to reach agreement on the allocated value of each class of the Assets in accordance with the Code. Seller and Buyer each shall file all tax returns and schedules thereto, including those returns and forms required by Section 1060 (if applicable) of the Code, consistent with any such agreed-upon allocations, unless otherwise required by applicable Legal Requirements. In the event the Parties do not reach agreement on such allocations, Seller and Buyer shall each reflect the Assets acquired by such Party on its books for tax reporting purposes in accordance with such Party’s own determination of such allocations.
     3.2 Updated Schedules and Exhibits. Each Party shall, immediately prior to Closing, supplement the Schedules and Exhibits to this Agreement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included in one or more Schedules or Exhibits to this Agreement. For purposes of determining the satisfaction of any of the conditions to the obligations of the Parties and the liability of the Parties following Closing for breaches of its representations, warranties, and covenants under this Agreement, the Schedules to this Agreement shall be deemed to include only (a) the information contained therein on the date of this Agreement, and (b) information added to such Schedules and Exhibits by written supplements to this Agreement delivered prior to December 31, 2007 by the Party making such amendment that (i) are accepted in writing by the other Party or (ii) reflect actions permitted by this Agreement to be taken prior to December 31, 2007.
     3.3 Taxpayer Identification Numbers. At or prior to Closing, Seller and Buyer will provide one another with their respective U.S. taxpayer identification numbers.
     3.4 Consents. Seller shall promptly take such reasonable actions necessary to obtain and deliver at Closing any Third Party Consents which are required to consummate the transactions contemplated hereby. The form and content of all of Seller’s solicitations for such Consents affecting the Assets shall be subject to Buyer’s approval.
     3.5 Asset Due Diligence. Between the date of this Agreement and the end of the Transfer Period, Buyer and/or its designees shall have the right of ingress and egress to the real property containing the Assets so that Buyer may make any inspections, tests, surveys and studies of the Assets that it may desire, including environmental surface sampling or other tests of air, soils, water, groundwater, and other liquids as part of a Phase I environmental analysis. If any such investigation should include any drilling, trenching, or other invasive surface disturbing tests, Seller’s prior written consent, which can be withheld for any reason, must be obtained; provided, however, that any access by Buyer to or of the real property containing the Assets shall be conditioned upon Buyer’s first executing and delivering the standard form of access agreement provided by the CONSOL Parties.
          (a) If Buyer engages an environmental contractor to conduct such inspections and tests, Buyer shall provide to Seller a detailed scope of work and/or work plan pursuant to which the assessment work will take place.

          (b) After giving Seller such advance notice as is reasonably possible, which notice, except as provided herein, may be oral (in person or by telephone), Buyer and/or its designee may enter the real property containing the Assets during normal business hours and may also make arrangements to enter the real property containing the Assets at other times upon agreement from Seller. Buyer shall make such inspections, tests, surveys and studies with a minimum of interference to Seller’s business. Seller may have a representative present (at Seller’s expense) at all phases of Buyer’s work on the real property containing the Assets.
          (c) At Seller’s written request, Buyer shall promptly deliver to Seller a copy of every report of findings obtained by Buyer as a result of the activities described in this Section 3.5.
          (d) Buyer’s inspections, tests, surveys and studies conducted pursuant to this Section 3.5 shall be at Buyer’s sole expense. However, unless otherwise agreed in writing, Buyer shall not be obligated to pay for or reimburse Seller for any costs or expenses that may be incurred by Seller in connection with such tests, including costs associated with production being temporarily shut-in (e.g., time value of money).
          (e) Seller hereby releases, acquits and forever discharges Buyer and its representatives, agents, employees, attorneys, assigns, officers, directors, shareholders, insurers, Affiliates, and all others for whom Buyer may be vicariously liable (the “Buyer Group”) from and against Losses arising out of, resulting from, or in any manner related to Buyer’s inspection or testing of the Assets and the real property containing such Assets under the terms of this Agreement, unless such Losses are the result of the gross negligence or willful misconduct of the Buyer Group (such Losses “Indemnified Losses”). Buyer hereby agrees to indemnify Seller and its representatives, agents, managers, employees, attorneys, assigns, officers, members, insurers, Affiliates, and all others for whom Seller may be vicariously liable (the “Seller Group”) from and against any Indemnified Losses arising out of, resulting from, or in any manner related to Buyer’s inspection or testing of the Assets or the real property containing such Assets under the terms of this Agreement. The provisions of this Section 3.5(e) shall survive termination of this Agreement; provided that Buyer’s indemnity obligation herein shall expire as to any claims of the Seller Group hereunder that are not delivered to Buyer in writing on or before the third anniversary of the Closing Date.
          (f) Except as to the books, records, data and other information excluded pursuant to Sections 2.1(c)(v) and 2.1(d), Seller agrees (i) to give Buyer and its representatives full access to, and the right to copy, the Oil and Gas Books and Records, and (ii) furnish or make available to Buyer such financial and operating data and other information relating solely to the business and properties comprising the Assets as Buyer shall from time to time reasonably request, but in either case only to the extent that Seller may do so without violating any confidentiality or contractual obligation to a third Person.
ARTICLE IV.
Closing
     4.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IX, the consummation of the transactions contemplated hereby (the “Closing”) shall occur on or before 4:00 P.M. Central Daylight Time on Wednesday, June 20, 2007, at a place mutually agreed to by Seller and Buyer in writing, or at such other date and time as the Parties may agree in writing.
     4.2 Buyer’s Closing Deliveries. At Closing, Buyer shall deliver or cause to be delivered to Seller the following:
          (a) Purchase Price. The Purchase Price, by wire transfer of immediately available funds to the account designated by Seller.
          (b) Officer’s Certificate. The certificate described in Section 9.1(c).
          (c) Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.
     4.3 Seller Closing Deliveries. At Closing, Seller shall deliver or cause to be delivered to Buyer the following:
          (a) Officer’s Certificate. The certificate described in Section 9.2(c).
          (b) FIRPTA Certificate. A FIRPTA Non-Foreign Seller Certificate certifying that Seller is not a foreign Person within the meaning of Section 1445 of the Code, reasonably satisfactory in form and substance to Buyer.
          (c) Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.
     4.4 Transfer Documents. At or prior to Closing, Seller and Buyer shall use their respective best efforts to agree on the form and substance of the following instruments, each to be effective as of the Effective Time (collectively, the “Transfer Documents”):
          (a) Deed. A deed, bill of sale, and assignment, containing a special warranty of title by, through and under Seller and the CONSOL Parties, but not otherwise, by which Seller transfers and conveys the Assets, and by which Buyer agrees to assume, pay, discharge and perform the Assumed Liabilities (the “Deed”), subject to and reserving in favor of Seller a right of reversion (the “Reversion”) commencing upon completion by Buyer of all coal mining and post-mining (including reclamation) operations relating to the Kentucky Nos. 9 and 11 coals located on or under the real property containing the Oil and Gas Interests. For purposes hereof, “Non-Reversionary Interests” shall include:
               (i) all Oil and Gas Interests in lands which are not producing as of the effective date of the Reversion but which are subject to plugging, abandonment, and reclamation duties and obligations imposed by applicable Legal Requirements on Buyer or its successor and assigns;
               (ii) all Oil and Gas Interests subject to rights and obligations under Contracts between Buyer and third Persons for the exploration, development or production of Oil and Gas which exist as of the effective date of the Reversion; and

               (iii) all Oil and Gas Interests which are or include working interests and which are producing in commercial quantities as of the effective date of the Reversion.
The Deed shall provide that Buyer shall not be liable to Seller for conversion or waste based on any action or inaction of Buyer with respect to any Oil and Gas Interests which are subject to the Reversion.
     4.5 Other Transfer Documents. Such other documents and instruments, including without limitation notices to operators and letters in lieu of transfer orders, as shall be reasonably requested by Buyer to effect the intent of this Agreement and consummate the transaction contemplated hereby. To the extent any of the Oil and Gas Interests are located on federal, state, or tribal lands, the Parties will execute and deliver officially approved federal, state, or tribal assignment forms, and such forms shall be deemed to be subject to and incorporate the terms of the other corresponding Transfer Documents.
ARTICLE V.
Transfer Period Covenants
     5.1 Transfer Period. During the period ending on the ninetieth (90th) day following the Closing Date (the “Transfer Period”), the Parties shall finalize, execute, and deliver any Transfer Documents that were not executed and delivered at Closing together with such other documents as may be necessary to convey, assign, and transfer the Assets in accordance with Legal Requirements in a form acceptable to Buyer.
     5.2 Further Assurances.
          (a) At or after Closing, each of Seller and Buyer, at the reasonable request of the other, shall each promptly execute and deliver, or cause to be executed and delivered, to the other all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the other, and take all actions necessary or desirable and consistent with this Agreement, in order to carry out or evidence the terms of this Agreement.
          (b) In the event that, on or prior to December 31, 2007, either Party discovers that any Transfer Document or Exhibit “A”, attached hereto, inaccurately describes the Assets, the applicable Party shall promptly prepare, execute, and deliver such additional transfer or corrective documents, or Exhibit to this Agreement as necessary to effectuate the intent of the Parties in this Agreement that Seller assign, sell and transfer, free and clear of all Liens (other than Permitted Liens), all of its rights, titles, estates and interests in, to, under or derived from the Assets described at Section 2.1(c) hereof.
     5.3 Obtaining Consents and Delivery of Notices.
          (a) During the Transfer Period, Seller shall continue to use commercially reasonable efforts to obtain in writing as promptly as possible any Third Party Consent, or other authorization or approval required to be obtained by Seller in connection with the transactions contemplated hereunder, which was not obtained on or before Closing (a “Post-Closing

Consent”) in form and substance reasonably satisfactory to Buyer. A true and complete copy of any such Post-Closing Consent shall be delivered to Buyer promptly after it has been obtained.
          (b) If any Post-Closing Consent or other required authorization or approval shall not have been obtained prior to the end of the Transfer Period, Seller and Buyer shall cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and be responsible for the obligations in accordance with this Agreement in respect of any Asset or any claim, right, or benefit arising hereunder the assignment of which without the consent of the third Person thereto would constitute a breach or other contravention of such Asset or in any way adversely affect the rights of the Buyer thereunder, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations, any and all rights of Seller against the third Person in question. Seller shall promptly pay to Buyer when received all monies received by Seller in respect of any such Asset or any claim, right, or benefit arising thereunder.
          (c) During the Transfer Period, each Party shall deliver such notices of this Agreement and the transaction contemplated hereby as shall be required by applicable Legal Requirements or Contracts.
     5.4 Governmental Filings. The Parties shall, as promptly as practicable and in any event before the end of the Transfer Period:
          (a) make all required filings, if any, with, and prepare applications to and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, and
          (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each Party shall cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.
     5.5 Recording Fees, Transfer Taxes and Similar Costs. Any documentary, filing and recording fees and similar costs incurred and imposed upon, or with respect to the transfers of the Assets contemplated under this Agreement shall be borne by the Buyer. All real estate transfer or sale taxes which are incurred with respect to any Asset being transferred pursuant to this Agreement shall be paid by the Buyer.
ARTICLE VI.
Seller’s Representations and Warranties
     As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer that:
     6.1 Organization and Standing. It is a limited liability company, duly organized and validly existing under the laws of the state of Virginia, and is duly qualified to carry on its business in all states in which are located that portion of the Assets owned, leased, controlled, or claimed by CNX Gas Company LLC.

     6.2 Power. It has all requisite limited liability company power and authority to carry on its business as presently conducted and to enter into this Agreement and the Transfer Documents and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement or the Transfer Documents do not, and the fulfillment of and compliance with the terms and conditions hereof will not, contravene, violate, or be in conflict with, any provision of its organizational or governing documents or resolution adopted by its governing body.
     6.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action on its part. This Agreement constitutes, and all agreements and instruments delivered by it pursuant hereto, constitute legal, valid and binding obligations upon it, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     6.4 Liability for Brokers’ Fees. It has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.
     6.5 Alien Status. It is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate alien, as those terms are defined in the Code.
     6.6 Litigation. There is no Litigation pending or, to its Knowledge, threatened in writing, against it, the CONSOL Parties, or any of its Assets in any court or by or before any Governmental Authority or arbitration or mediation that would materially adversely affect such of its Assets, or impair its ability to consummate, or that would reasonably be expected to prevent, delay or make illegal the transactions contemplated hereby.
     6.7 Orders. There are no Orders against it or the other CONSOL Parties, or affecting any of its Assets, that would materially adversely affect its Assets, or impair its ability to consummate, or that would reasonably be expected to prevent, delay or make illegal the transactions contemplated hereby.
     6.8 Rentals and Royalties. There are no rentals or royalties of any type or nature payable or owed with respect to the Assets to any Person claiming rights or interest in such rentals and royalties by, through or under Seller, any of its Affiliates, or the CONSOL Parties.
     6.9 No Conflicts. Except as otherwise expressly provided in Section 5.3 regarding Consents, the execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not:
          (a) result in the imposition or creation of any Lien, charge or other encumbrance (other than a Permitted Lien) upon or with respect to any of its Assets;
          (b) contravene, violate, or be in conflict with or breach any material provision of, or give any Person the right to declare a default or exercise any remedy under, or to cancel,

terminate or modify, any Contract to which it is a party or by which it or any of its Assets are bound or its governing documents; or
          (c) contravene, violate, be in conflict with, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Legal Requirements or any Order applicable to it or to any of its Assets, except such contraventions, violations, challenges, conflicts or claims for or exercises of any remedy or relief as would not, individually or in the aggregate, have a material adverse effect on its Assets, or its ability to consummate this Agreement or the transactions contemplated hereby.
     6.10 Compliance with Laws. Except as would not have a material adverse effect on any of its Assets, to its Knowledge:
     (a) its and the CONSOL Parties’ ownership and operation, and any third-party operator’s operation, of its Assets is and has been in compliance with all applicable Legal Requirements;
          (b) all Permits and Bonds applicable to its Assets are specified in the attached Schedule 6.10(b), and:
               (i) it, or any third-party operator of its Assets, has acquired and maintains all Permits and Bonds from appropriate Governmental Authorities necessary to conduct any operations now being performed in compliance with all applicable Environmental Laws and other Legal Requirements and Orders;
               (ii) it, or any third-party operator of its Assets, is in compliance with all such Permits and Bonds, and all such Permits and Bonds are in full force and effect; and
               (iii) there is no Litigation, pending or threatened, challenging or seeking revocation or limitation of any such Permits and Bonds;
          (c) All plans, applications, reports, certificates and other instruments filed by it or any third-party operator of its Assets with any Governmental Authority with respect to its Assets do not:
               (i) contain any untrue statement of fact; or
               (ii) omit any statement of fact necessary to make the statements therein not misleading.
     6.11 Environmental Conditions.
          (a) To its’ Knowledge, with respect to its Assets, it, the CONSOL Parties, and each third-party operator of its Assets have been in material compliance with, and have not been and are not in any material respect in violation of or liable under, any Environmental Law in effect on the date hereof. It has no Knowledge of any facts relating to the condition, use or operation of any of its Assets that are reasonably likely to constitute or result in a violation of any Environmental Law in effect on the date hereof, or result in a suit, action, claim, investigation or inquiry under or with respect to such Environmental Law.
          (b) With respect to its Assets, it has not and, to its Knowledge, the CONSOL Parties, and each third-party operator of its Assets have not, received any actual or threatened Order, notice or other communication from a Governmental Authority or other Person of any actual or potential violation or failure to comply with any Environmental Law in effect on the date hereof.
          (c) None of the estates in land containing the Assets is a “Superfund” site and, to its Knowledge, none of the estates in land containing the Assets is being investigated or evaluated by any Governmental Authority as a “Superfund” site. To its Knowledge, no substances or wastes have been disposed of or released onto the estates in land containing the Assets in violation of any applicable Environmental Laws.
     6.12 Taxes. Except as set forth on Schedule 6.12, all Taxes due and payable on or before the Effective Time applicable to its, or the other CONSOL Parties’, ownership of or operation of its Assets have been duly and timely paid except as may be contested by it or a third-party operator of its Assets in good faith. All reports and returns required to be filed by it, or the other CONSOL Parties, prior to the Effective Time with respect to such Taxes have been duly and timely filed. There are no Liens or encumbrances on any of its Assets that arose in connection with any failure or alleged failure to pay any Taxes, and it has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Liens or encumbrances.
     6.13 Regulatory Approvals. Except for the Transfer Approvals, no governmental notice, filing, authorization, approval, order or consent is required to be given, filed or obtained by it with respect to a Governmental Authority in connection with the execution, delivery and performance by it of this Agreement or the transactions contemplated hereby.
     6.14 Limited Title Warranty as to Assets. Except for Permitted Liens, (i) its Assets are free and clear of valid claims or rights of any Person claiming rights or interests therein by, through or under it, any of its Affiliates, or the CONSOL Parties; (ii) to its Knowledge, no Person claims an interest in or Lien upon its Assets; and (iii) to its Knowledge, it has acquired from the CONSOL Parties all rights, title, and interests to its Assets that were owned by the CONSOL Parties on the date of such acquisition, free and clear of all Liens created by, through or under any CONSOL Party. It hereby expressly disclaims all other representations and warranties, express or implied, with respect to its title to its Assets except as set forth in Section 6.18 below, or in the Transfer Documents.
     6.15 Material Contracts. Schedule 2.1(c)(ii) contains a complete and accurate list of all Material Contracts to which it is a party, all of which have been provided to Buyer.
          (a) To its Knowledge, each of such Material Contracts is valid and in full force and effect and is enforceable in accordance with its terms against the parties thereto.

          (b) It has not received any written notice of an asserted material default by it, or its Affiliates, thereunder.
          (c) It is not in material default or in arrears in any material respect in the performance or satisfaction of their obligations thereunder and, to its Knowledge, it has fulfilled when due, or have taken all action necessary to enable them to fulfill when due, all of their obligations thereunder.
          (d) To its Knowledge, Persons other than it, or its Affiliates, who are parties to any such Material Contracts are not in material default or in arrears in any material respect in the performance or satisfaction of their obligations thereunder.
     6.16 Employees.
          (a) Except as specified in Schedule 6.16:
               (i) it is not a party to or subject to any pending labor union or collective bargaining agreement or arrangement in connection with its Assets; and
               (ii) to its Knowledge, it is not party to any material labor or employment dispute involving any employees employed in connection with its Assets.
          (b) It has provided Buyer with a copy of the collective bargaining agreements or arrangements specified in Schedule 6.16.
     6.17 No Material Adverse Change.
          (a) To its Knowledge, since the Effective Time, there has not been any material adverse change in the operations or condition of its Assets, and no event has occurred or circumstance exists that may result in such a material adverse change; provided, however, that in no event shall any change resulting from conditions affecting the Oil and Gas industry generally, changes in commodity prices, or changes in general business or economic conditions constitute a material adverse change in the operations or condition of the Assets.
          (b) Since the Effective Time, it has not sold, transferred or abandoned any part of its Assets or terminated any of the Material Contracts, or voluntarily permitted any of its Assets or any material rights with respect thereto to expire, and has not waived or released any material rights with respect to its Assets.
     6.18 Undisclosed Material Liabilities. Except (a) for the Seller Retained Liabilities, (b) as set forth in Schedule 6.18, (c) liabilities arising in the ordinary course of business since the Effective Time, (d) Permitted Liens, or (e) liabilities which, individually or in the aggregate, are not material to its Assets, there are no liabilities relating to its Assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability.

     6.19 Insurance. All of its material Assets are covered by self insurance or currently effective insurance policies of such types and amounts as are consistent with customary practices and standards in the Oil and Gas industry; provided, however, that with respect to Oil and Gas in the ground, no insurance is in place. It does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under any such policies.
     6.20 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ownership or operation of its Assets after Closing, all activities relating to its Assets since April 1, 2001 have been conducted in such a manner so as not to violate or infringe upon the rights, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent, license or other intellectual property right infringement.
     6.21 Disclosure. To its Knowledge, none of the statements, representations or warranties made by it in this Agreement or in any Exhibit, Schedule, Transfer Document, or certificate delivered with or pursuant to this Agreement contains any untrue statement of fact or omits to state any material fact necessary to be stated in order to make the statements, representations or warranties contained herein or therein not misleading.
     6.22 Effectiveness of Representations and Warranties. The representations and warranties contained in the foregoing Article VI are made as of the Effective Time, the Closing Time, and the last day of the Transfer Period.
ARTICLE VII.
Buyer’s Representations and Warranties
     As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller that:
     7.1 Organization and Standing. It is a limited liability company, duly organized and validly existing under the laws of the state of Delaware, and is duly qualified to carry on its business in all states in which are located the Assets to be acquired by it hereunder.
     7.2 Power. It has all requisite limited liability company power and authority to carry on its business as presently conducted and to enter into this Agreement and the Transfer Documents and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement or the Transfer Documents do not, and the fulfillment of and compliance with the terms and conditions hereof will not, contravene, violate, or be in conflict with, any provision of its organizational or governing documents or resolutions adopted by its governing body.
     7.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action on its part. This Agreement constitutes, and all agreements and instruments delivered by it pursuant hereto constitute, the legal, valid and binding obligations of it, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     7.4 Liability for Brokers’ Fees. It has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.
     7.5 Alien Status. It is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate alien, as those terms are defined in the Code.
     7.6 Litigation. There is no Litigation pending or, to its Knowledge, threatened in writing against it or any of its assets in any court or by or before any Governmental Authority, or arbitration or mediation that would impair its ability to consummate, or that would reasonably be expected to prevent, delay or make illegal the transactions contemplated hereby.
     7.7 Orders. There are no Orders against Buyer or affecting any of its assets that would impair its ability to consummate, or that would reasonably be expected to prevent, delay or make illegal the transactions contemplated hereby.
     7.8 No Conflicts. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not
          (a) contravene, violate, or be in conflict with or breach any material provision of, or give any Person the right to declare a default or exercise any remedy under, or to cancel, terminate or modify, any Contract to which it is a party or by which it or any of its assets are bound or its governing documents; or
          (b) contravene, violate, be in conflict with, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated herein or to exercise any remedy or obtain any relief under, any Legal Requirements or any Order applicable to it, except such contraventions, violations, challenges, conflicts or claims for or exercises of any remedy or relief as would not, individually or in the aggregate, have a material adverse effect on its ability to consummate this Agreement or the transactions contemplated hereby.
     7.9 Regulatory Approvals. Except for the Transfer Approvals, no governmental notice, filing, authorization, approval, order or consent is required to be given, filed or obtained by it with respect to a Governmental Authority in connection with the execution, delivery and performance by it of this Agreement or the transactions contemplated hereby.
     7.10 Buyer Due Diligence. It has conducted such due diligence investigations concerning the Assets as it has determined to be appropriate. It has not relied upon any estimates by Seller concerning any Oil or Gas reserves included in the Assets or concerning the nature, quantity or quality or costs of producing such Oil or Gas, and with respect to such matters and other matters concerning the Assets which are not specifically addressed by Seller’s representations and warranties in Article VI of this Agreement, it has relied exclusively upon its own due diligence investigation of the Assets, including the advice of such experts or consultants as it has determined to be necessary or desirable in its sole discretion. It acknowledges that Seller’s records and files concerning the Assets which have been made available for inspection by it contain valuative and interpretive reports, studies and other material, and that it has not relied upon such reports, studies or other material in electing to purchase the Assets, but has undertaken such independent analysis and other due diligence inquiries concerning the Assets as it has determined to be necessary or desirable in its sole discretion.
     7.11 Disclosure. To its Knowledge, none of the statements, representations or warranties made by it in this Agreement or in any Exhibit, Schedule, Transfer Document, or certificate delivered with or pursuant to this Agreement contains any untrue statement of fact or omits to state any material fact necessary to be stated in order to make the statements, representations or warranties contained herein or therein not misleading.
     7.12 Effectiveness of Representations and Warranties. The representations and warranties contained in the foregoing Article VII are made as of the Effective Time, the Closing Time, and the last day of the Transfer Period.
ARTICLE VIII.
Other Covenants
     8.1 Certain Affirmative Covenants of Seller. Except as Buyer may otherwise consent in writing, between the Effective Time and the end of the Transfer Period, Seller, with respect to the Assets (or, with respect to the Assets Seller transfers to Buyer at Closing, during the period between the Closing Date and the end of the Transfer Period, Seller acting as Buyer’s Agent), shall:
          (a) operate or cause to be operated such Assets only in the usual, regular and ordinary course and in accordance with applicable Legal Requirements (including paying all royalties and rentals when due) and, to the extent consistent with such operation, (i) use its commercially reasonable efforts to preserve existing relationships with Governmental Authorities, suppliers, lessors, lessees, customers and others having business dealings involving such Assets, unless Buyer requests otherwise, and (ii) use commercially reasonable efforts to keep available the services of its employees providing services in connection with such Assets;
          (b) perform all of its obligations under all of the Material Contracts without material breach or default, and in material compliance with all Legal Requirements;
          (c) maintain or cause to be maintained (i) such Assets in good condition and repair, ordinary wear excepted, and (ii) in full force and effect all existing policies of insurance with respect to such Assets, in such amounts and with respect to such risks as are customarily maintained in the Oil and Gas industries;
          (d) maintain or cause to be maintained the Oil and Gas Books and Records with respect to the Assets in the usual, regular and ordinary manner on a basis consistent with past practices; and
          (e) (i) Give or cause to be given to Buyer, and its counsel, accountants and other representatives, reasonable access during normal business hours to all of the Assets, the Oil and Gas Books and Records (including all account books of original entry, general ledgers and financial records used in connection with its Assets), as applicable, and appropriate personnel, and (ii) furnish or cause to be furnished to Buyer and such representatives all such additional documents, financial information and other information as the other from time to time reasonably may request; provided that no investigation shall affect or limit the scope of any of the representations and warranties; and any investigation pursuant to this subsection shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller.
     8.2 Certain Negative Covenants of Seller. Except as Buyer may otherwise consent in writing, or as contemplated by this Agreement, between the Effective Time and the end of the Transfer Period (or, with respect to the Assets Seller transfers to Buyer at Closing, during the period between the Closing Date and the end of the Transfer Period, Seller acting as Buyer’s Agent), shall not:
          (a) modify, terminate, renew, suspend or abrogate any Material Contract other than in the ordinary course of business;
          (b) enter into any Contract or commitment of any kind relating to its Assets which would be binding on Buyer after Closing and which is not being entered into in the usual regular and ordinary course and in accordance with past practices, is not on arm’s-length terms, or is with an Affiliate of Seller;
          (c) enter into any transaction or take any action that would result in any of its representations and warranties in this Agreement or in any Transfer Document not being true and correct in all material respects when made or at Closing (unless and to the extent that any such representation or warranty speaks specifically as of an earlier date, in which case, at such earlier date);
          (d) sell, assign, transfer or otherwise dispose of any of its Assets except in the ordinary course of business and except for (i) the disposition of obsolete or worn-out equipment, or (ii) dispositions with respect to which such Assets are replaced with assets of at least equal value; or
          (e) mortgage, pledge or subject to any material Lien that would survive the Closing any of the Assets other than Permitted Liens.
     8.3 Confidentiality and Publicity.
          (a) Any non-public information that either Party may obtain from the other in connection with this Agreement shall be confidential. Each Party shall keep confidential any non-public information that such Party may receive from another Party unrelated to the Assets transferred hereunder. All information that a Party is required to keep confidential pursuant to this Section shall be referred to as “Confidential Information”.
          (b) Each Party shall not disclose any Confidential Information to any other Person (other than its Affiliates and its Affiliates’ directors, officers and employees, and representatives of its advisers and lenders, in each case, whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby, in which case such

Party shall be responsible for any breach by any such Person) or use such information to the detriment of the other; provided that:
               (i) such Party may use and disclose any Confidential Information once it has been publicly disclosed (other than by such Party in breach of its obligations under this Section 8.3) or which, to its knowledge, rightfully has come into the possession of such Party (other than from the other Party); and
               (ii) to the extent that such Party may, in the reasonable judgment of its counsel, be compelled by Legal Requirements to disclose any of such information, such Party may disclose such information if it has used commercially reasonable efforts, and has afforded the other the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.
          (c) In the event of termination of this Agreement by mutual agreement of the Parties as provided in Section 10.1:
               (i) the obligation set forth in this Section 8.3 shall continue for a period of two (2) years after such termination; and
               (ii) each Party shall use commercially reasonable efforts to cause to be delivered to the other, and shall retain no copies of, any documents, work papers or other materials obtained by such Party or on its behalf from the other, whether so obtained before or after the execution of this Agreement.
          (d) Each Party shall consult with and cooperate with the other with respect to the content and timing of all press releases and other public announcements concerning this Agreement and the transactions contemplated hereby. The Party making the release or public announcement shall provide a draft of the proposed release or public announcement relating to the transaction contemplated by this Agreement to the other Party at least two (2) Business Days prior to issuing such release or making such announcement. Except as required by applicable Legal Requirements or by any national securities exchange or quotation system, neither Party shall make any such release, announcement or statement without the prior written consent and approval of the other, which shall not be unreasonably withheld. Each Party shall each respond promptly to any such request for consent and approval.
          (e) Upon request by either Party and as necessary in fulfilling their obligations under this Agreement, the Parties agree that each Party, including all of its agents, employees, officers, directors, consultants, and advisors, will execute and deliver separate confidentiality agreements with the other Party whereby, among other things, such Party will agree to maintain all information strictly confidential and shall not disclose any information to any Affiliates not required to execute this Agreement (including its agents, employees, officers, directors, consultants, and advisors), any Governmental Authority, or any third-persons as designated by the requesting Party.
     8.4 DISCLAIMERS. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LEGAL REQUIREMENTS TO BE OPERATIVE, THE

DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LEGAL REQUIREMENT, RULE OR ORDER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSFER DOCUMENTS, SELLER MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS AND NEGATES, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE ASSETS.
ARTICLE IX.
Conditions Precedent
     9.1 Conditions to Seller’s Obligations. The obligations of Seller to proceed with the Closing of the transaction contemplated by this Agreement shall be subject to the following conditions, which may be waived by Seller:
          (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer in this Agreement, if qualified by a reference to materiality, are true and, if not so qualified, are true in all material respects at and as of Closing with the same effect as if made at and as of Closing, except for changes, if any, permitted or contemplated by this Agreement and except to the extent a different date is specified therein, in which case such representation and warranty if qualified by a reference to materiality shall be true and correct as of such date and, if not so qualified, shall be true and correct in all material respects as of such date.
          (b) Performance of Agreements. Buyer has performed in all material respects all obligations and agreements and has complied in all material respects with all covenants in this Agreement to be performed and complied with by it at or before Closing.
          (c) Officer’s Certificate. Seller has received a certificate executed by an executive officer of Buyer, dated as of Closing, reasonably satisfactory in form and substance to Seller, certifying that the conditions specified in Sections 9.1(a) and (b) have been satisfied, as of Closing.
          (d) Consents. Seller has received evidence, in form and substance reasonably satisfactory to it, that all material Third Party Consents (other than Post-Closing Consents and other Third Party Consents the absence of which would not have a material effect on the affected Asset) have been obtained and are in effect.
          (e) Closing Documents. Seller has executed and delivered the Closing Documents.
          (f) Legal Proceedings. There is no Legal Requirement, and no Judgment has been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which enjoins, restrains, makes illegal or prohibits consummation of the transactions contemplated by this Agreement or by any Transfer Document, or otherwise materially and adversely affects the operation of the Assets, and there is no Litigation pending which was commenced by any Governmental Authority seeking, or which if successful would have the effect of, any of the foregoing.

          (g) Surface Use Agreement. The Parties shall have agreed on the form of a Surface Use Agreement.
          (h) CONSOL Closing. Seller and the CONSOL Parties shall have finalized the closing of that certain Agreement of Sale, dated June 8, 2007, by and between Consolidation Coal Company and Seller.
     9.2 Conditions to Buyer’s Obligations. The obligations of Buyer to proceed with the Closing of the transaction contemplated by this Agreement shall be subject to the following conditions, which may be waived by Buyer:
          (a) Accuracy of Representations and Warranties. The representations and warranties of Seller in this Agreement, if qualified by a reference to materiality, are true and, if not so qualified, are true in all material respects at and as of Closing with the same effect as if made at and as of Closing, except for changes, if any, permitted or contemplated by this Agreement and except to the extent a different date is specified therein, in which case such representation and warranty if qualified by a reference to materiality shall be true and correct as of such date and, if not so qualified, shall be true and correct in all material respects as of such date.
          (b) Performance of Agreements. Seller has performed in all material respects all obligations and agreements and has complied in all material respects with all covenants in this Agreement to be performed and complied with by it at or before Closing.
          (c) Officer’s Certificate. Buyer has received a certificate executed by an executive officer of CNX Gas Corporation, dated as of Closing, reasonably satisfactory in form and substance to Buyer, certifying that the conditions specified in Sections 9.2(a) and (b) have been satisfied, as of Closing.
          (d) Consents. Buyer has received evidence, in form and substance reasonably satisfactory to it, that all Third Party Consents (other than Post-Closing Consents and other Third Party Consents the absence of which would not have a material adverse effect on the affected Asset) have been obtained and are in effect.
          (e) Closing Documents. Buyer has executed and delivered the Closing Documents.
          (f) Legal Proceedings. There is no Legal Requirement, and no Judgment has been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which (i) enjoins, restrains, makes illegal or prohibits consummation of the transactions contemplated by this Agreement or by any Transfer Document or (ii) requires separation or divestiture by Buyer of all or any significant portion of the Assets after Closing or otherwise materially and adversely affects the operation of the Assets, and there is no Litigation pending which was commenced by any Governmental Authority seeking, or which if successful would have the effect of, any of the foregoing.
          (g) No Material Adverse Change. There has been no material adverse change in the Assets since the Effective Time.

          (h) Documents and Records. Seller has delivered or made available to Buyer all Oil and Gas Books and Records.
          (i) Surface Use Agreement. The Parties shall have agreed on the form of a Surface Use Agreement.
ARTICLE X.
Termination, Effect of Termination and Specific Performance
     10.1 Termination. This Agreement may only be terminated upon the mutual written agreement of Seller and Buyer.
     10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all obligations of the Parties hereunder shall terminate, except for the obligations set forth in Sections 8.3, 12.2, and 12.3. Termination of this Agreement pursuant to Section 10.1 shall not limit or impair any remedies that either Buyer or Seller may have with respect to a breach or default of the covenants, agreements or obligations hereunder occurring prior to termination.
     10.3 Specific Performance. The Parties recognize that their rights under this Agreement are unique and, accordingly, the Parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted by applicable law so long as the Party seeking such relief is prepared to consummate the transactions contemplated hereby. The Parties agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate. The Parties waive any requirement (i) for security or the posting of any bond or other surety in connection with any temporary or permanent award or injunctive, mandatory or other equitable relief and (ii) the defense that the Party moving for such relief has an adequate remedy at law, but the Parties do not waive the requirement of such moving Party to prove all other elements of any such temporary or permanent award or injunctive, mandatory or other equitable relief and all other defenses and objections of the non-moving Party are preserved.
ARTICLE XI.
Indemnification
     11.1 Indemnification by Buyer. From and after Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates, shareholders, members, officers, managers, employees, agents and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from:
          (a) any representations and warranties made by it in this Agreement or in any Transfer Document not being true and accurate in all respects (determined without regard to any materiality or material adverse effect qualification contained therein), when made or at Closing (or, in the case of any representation or warranty made as of a specific date, as of such date);

          (b) any Asset or any claim or right or any benefit arising thereunder held by Seller for the benefit of Buyer pursuant to Section 5.3(b);
          (c) any failure by it to perform in all respects any of its covenants, agreements, or obligations in this Agreement or in any Transfer Document; and
          (d) the Assumed Liabilities.
If, by reason of the claim of any third Person relating to any of the matters subject to such indemnification, a Lien is placed or made upon any of the properties or assets owned or leased by Seller or any other Indemnitee under this Section 11.1, in addition to any indemnity obligation under this Section, Buyer shall furnish a bond sufficient to obtain the prompt release thereof within ten (10) days after receipt from Seller of notice thereof.
     11.2 Indemnification by Seller. From and after Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates, shareholders, members, officers, employees, managers, agents and representatives, and any Person claiming by or through any of them, as the case may be, from and against any and all Losses, with respect to the Assets owned, controlled, or claimed by Seller, arising out of or resulting from:
          (a) any representations and warranties made by it in this Agreement or in any Transfer Document not being true and accurate in all respects (determined without regard to any materiality or material adverse effect qualification contained therein), when made or at Closing (or, in the case of any representation or warranty made as of a specific date, as of such date);
          (b) any failure by it to perform in all respects any of its covenants, agreements, or obligations in this Agreement or in any Transfer Document;
          (c) except to the extent constituting an Assumed Liability, the ownership or operation of the Assets prior to the Effective Time and after the effective date of the Reversion;
          (d) the Excluded Assets;
          (e) the Seller Retained Liabilities; and
          (f) with respect to its Assets, except to the extent constituting an Assumed Liability, any violation of any Environmental Law to the extent attributable to actions occurring or conditions existing on or prior to the Effective Time and after the effective date of the Reversion.
If, by reason of the claim of any third Person relating to any of the matters subject to such indemnification, a Lien is placed or made upon any of the properties or assets owned or leased by Buyer or any other Indemnitee under this Section 11.2, in addition to any indemnity obligation of Seller under this Section, the applicable Seller Entity shall furnish a bond sufficient to obtain the prompt release thereof within ten (10) days after receipt from Buyer of notice thereof.

     11.3 Procedure for Certain Indemnified Claims. Promptly after receipt by a Party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Sections 11.1 or 11.2 (the “Litigation Matter”), the Indemnitee shall give written notice thereof to the Party from whom indemnification is sought pursuant hereto (the “Indemnitor”) and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided that failure of the Indemnitee to give the Indemnitor notice and keep it reasonably informed as provided herein shall not relieve the Indemnitor of its obligations hereunder, except to the extent that such failure to give notice shall prejudice any defense or claim available to the Indemnitor. The Indemnitor shall be entitled to assume the defense of any such Litigation Matter with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor’s sole expense. If the Indemnitor assumes the defense of any Litigation Matter, (i) it shall not settle the Litigation Matter unless the settlement shall include a full and complete release of the Indemnitee, satisfactory to the Indemnitee, of and from all liability with respect to such Litigation Matter, and (ii) it shall indemnify and hold the Indemnitee harmless from and against any and all Losses caused by or arising out of any settlement or judgment of such claim and may not claim that it does not have an indemnification obligation with respect thereto. If the Indemnitor does not assume the defense of any Litigation Matter, the Indemnitee may defend against or settle such claim in such manner and on such terms as it in good faith deems appropriate and shall be entitled to indemnification in respect thereof in accordance with Section 11.1 or 11.2, as applicable. Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Litigation Matter and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
     11.4 Determination of Indemnification Amounts and Related Matters.
          (a) The maximum liability of Buyer under Section 11.1(a) shall not exceed One Hundred Thousand Dollars ($100,000.00) (the “Cap”); provided that the Cap shall not apply to breaches of the representations and warranties in Sections 7.1 through 7.5.
          (b) The maximum liability of Seller in the aggregate under Section 11.2(a) shall not exceed the Cap; provided that the Cap shall not apply to breaches of the representations and warranties in Sections 6.1 through 6.5 or 6.14.
          (c) Amounts payable by the Indemnitor to the Indemnitee in respect of any Losses under Sections 11.1 or 11.2, as applicable, shall be payable by the Indemnitor as incurred by the Indemnitee, and shall bear interest at the Prime Rate plus two percent (2%) from the date the Losses for which indemnification is sought were incurred by the Indemnitee until the date of payment of indemnification by the Indemnitor.
     11.5 Time and Manner of Certain Claims. The representations and warranties of Seller and Buyer in this Agreement and any Transfer Document shall survive Closing until December 31, 2007. Notwithstanding the foregoing:
          (a) the liability of the Parties shall extend beyond December 31, 2007 with respect to any claim which has been asserted in a bona fide written notice prior to December 31,

2007 specifying in reasonable detail the facts and circumstances giving rise to such right; provided that any such liability shall expire on the first anniversary of such notice date unless the Party timely asserting such claim diligently prosecutes such claim prior to such first anniversary;
          (b) all such representations and warranties with respect to any federal, state or local Taxes and with respect to any environmental matters shall survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof); and
          (c) the representations and warranties of the Parties in Sections 6.1 through 6.5, and 7.1 through 7.5 shall survive Closing and shall continue in full force and effect without limitation.
     11.6 Other Indemnification. The provisions of Sections 11.3, 11.4 and 11.5 shall be applicable to any claim for indemnification made under any other provision of this Agreement, and all references in Sections 11.3, 11.4 and 11.5 to Sections 11.1 and 11.2 shall be deemed to be references to such other provisions of this Agreement.
     11.7 Exclusivity. Except as specifically set forth in this Agreement and except for claims against a Party for breach of any provision of this Agreement, each Party waives any rights and claims it may have against the other Parties to this Agreement, whether in law or in equity, relating to the Assets or the transactions contemplated hereby. The rights and claims waived by each Party include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After Closing, Article XI shall provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 8.3, 12.2, and 12.3) or other claim arising out of this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the limitations of this Section 11.7 only shall apply to claims arising out of, or with respect to, this Agreement, and such limitations shall not bar any claims which either Party may have against the other arising out of, or with respect to, any of the Transfer Documents or ancillary documents related thereto.
ARTICLE XII.
Miscellaneous Provisions
     12.1 Data and Information Review. Subject to Section 8.3, and on the terms and conditions set forth herein, between the Closing Date and December 31, 2007, Buyer shall be entitled to review all geologic and other data and information (including gas content and desorption information) relating to the Oil and Gas Interests that was prepared by Seller or the CONSOL Parties (collectively, the “Reviewable Data”). Buyer shall submit a site-specific request (relating to the Oil and Gas Interests conveyed pursuant to the Deed) to review the Reviewable Data in writing not less than ten (10) Business Days in advance of the requested view date. Seller shall make the Reviewable Data available to Buyer at Buyer’s sole cost and expense during normal business hours at the Seller and CONSOL Parties’ offices in Pittsburgh, Pennsylvania.

     12.2 Expenses. Except as otherwise specifically provided in Section 12.16 or elsewhere in this Agreement, each of the Parties shall pay its own expenses and the fees and expenses of its counsel, accountants, and other experts in connection with this Agreement.
     12.3 Brokers. Buyer shall indemnify and hold Seller and its Affiliates harmless from and against any and all Losses arising from any employment by Buyer or its Affiliates of, or services rendered to Buyer or its Affiliates by, any finder, broker, agency or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services. Seller shall indemnify and hold Buyer and its Affiliates harmless from and against any and all Losses arising from any employment by Seller or its Affiliates of, or services rendered to Seller or its Affiliates by, any finder, broker, agency or other intermediary, in connection with the transactions contemplated hereby, or any allegation of any such employment or services.
     12.4 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party hereto, shall be deemed to constitute a waiver by the Party taking the action of compliance with any representation, warranty, covenant or agreement contained herein or in any Transfer Document. The waiver by any Party hereto of any condition or of a breach of another provision of this Agreement or any Transfer Document shall be in writing and shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any Party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.
     12.5 Notices. All notices, requests, demands, applications, services of process and other communications which are required to be or may be given under this Agreement or any Transfer Document shall be in writing and shall be deemed to have been duly given if sent by telecopy or facsimile transmission, upon answer back requested, or delivered by courier or mailed, certified first class mail, postage prepaid, return receipt requested, to the Parties at the following addresses:

To Buyer:	Peabody Natural Gas, LLC
701 Market Street
St. Louis, Missouri 63101
ATTN: Land Department
Fax: 314-342-7597
Phone: 314-342-3400

Copies (which shall not	Peabody Natural Gas, LLC
constitute notice)	14062 Denver West Parkway, Suite 110
Lakewood, Colorado 80401
ATTN: Collon C. Kennedy, Esq.
Fax: 303-271-9049
Phone: 303-271-3600

To Seller:	CNX Gas Company LLC
5 Penn Center West, Suite 401
Pittsburgh, PA 15276-0102
ATTN: General Counsel’s Office
Fax: 412-200-6762
Phone: 412-200-6700

Copies (which shall not	CNX Gas Corporation
constitute notice)	5 Penn Center West, Suite 401
Pittsburgh, PA 15276-0102
ATTN: General Counsel’s Office
Fax: 412-200-6795
Phone: 412-200-6778
or to such other address as any Party shall have furnished to the other by notice given in accordance with this Section. Such notice shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, upon confirmation of transmission received, or (iii) if mailed, upon the date of delivery as shown by the return receipt therefore.
     12.6 Entire Agreement; Prior Representations; Amendments; No Merger. This Agreement, the Exhibits and Schedules attached hereto, the Transfer Documents delivered after the date hereof to Buyer, and that certain Confidentiality Agreement dated as of November 22, 2006 between Peabody Natural Gas, LLC, and CNX Gas Company, LLC, embody the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, agreements and understandings, oral or written, with respect thereto. Notwithstanding any representations which may have been made by either Party in connection with the transactions contemplated by this Agreement, each Party acknowledges that it has not relied on any representation by the other Party with respect to such transactions or the Assets except those contained in this Agreement, the Schedules or the Exhibits hereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the Party or Parties against whom any waiver, change, amendment, modification or discharge may be sought to be enforced. If there is a conflict between the terms of this Agreement and any deed delivered hereunder, the Agreement and such deed shall be construed in pari materia to determine the intent of the Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement and the provisions contained herein shall survive the Closing and shall not be merged into any deed that is delivered pursuant to this Agreement.
     12.7 Jurisdiction. Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Transfer Documents or the transactions contemplated hereby or thereby may be brought in the United States District Court for the Southern District of Indiana or any other Indiana State court sitting in Evansville, Indiana, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.
     12.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE TRANSFER DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     12.9 Binding Effect; Benefits. This Agreement shall inure to the benefit of and shall be binding upon the Parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Neither Seller nor Buyer shall assign this Agreement or delegate any of its duties hereunder to any other Person without the prior written consent of the other, which consent shall not be unreasonably withheld. For purposes of this Section, any change in control of Seller or Buyer shall not constitute an assignment by it of this Agreement.
     12.10 Headings, Exhibits and Schedules. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Reference to Exhibits and Schedules shall, unless otherwise indicated, refer to the Exhibits and Schedules attached to this Agreement, which shall be incorporated in and constitute a part of this Agreement by such reference.
     12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
     12.12 GOVERNING LAW. THE VALIDITY, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT AND ALL TRANSFER DOCUMENTS, UNLESS EXPRESSLY PROVIDED TO THE CONTRARY, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF INDIANA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE; PROVIDED, HOWEVER, THAT ANY DISPUTE THAT TOUCHES OR CONCERNS THE RIGHTS IN AN ESTATE OR INTEREST IN LAND OR MINERALS SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION IN WHICH SUCH ESTATE OR INTEREST IN LAND OR MINERALS IS LOCATED.
     12.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.
     12.14 Third Persons; Joint Ventures. This Agreement constitutes an agreement solely among the Parties hereto, and, except as otherwise provided herein, is not intended to and shall not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person other than the Parties hereto and their respective successors, or assigns, or otherwise constitute any Person a third-Person beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties hereto partners or participants in a joint venture including, but not limited to, a mining joint venture.
     12.15 Construction. This Agreement has been negotiated by Seller and Buyer and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the Party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.
     12.16 Attorneys’ Fees. If any Litigation between Buyer and Seller with respect to this Agreement, the Transfer Documents or the transactions contemplated hereby or thereby shall be resolved or adjudicated by a Judgment of any court, the Party prevailing under such Judgment shall be entitled, as part of such Judgment, to recover from the other Party its reasonable attorneys’ fees and costs and expenses of litigation.
     12.17 Risk of Loss.
          (a) Seller shall bear the risk of any loss or damage to the Assets resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to the Effective Time.
          (b) If, prior to Closing, any material part of or interest in the Assets is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Seller that it intends to condemn or take all or any of the Assets (such event being called, in either case, a “Taking”), then (i) Buyer shall have the sole right, in the name of Seller, if Buyer so elects, to negotiate for, claim contest and receive all damages with respect to the Taking, (ii) Seller shall be relieved of its obligation to convey to Buyer the Assets or interests that are the subject of the Taking, (iii) at Closing, Seller shall assign to Buyer all of Seller’s rights to all payments payable with respect to such Taking and shall pay to Buyer all payments previously paid to Seller with respect to the Taking, and (iv) following Closing, Seller shall give Buyer such further assurances of such rights and assignment with respect to the Taking as Buyer may from time to time reasonably request.
     12.18 Tax Consequences. No Party to this Agreement makes any representation or warranty, express or implied, with respect to the tax implications of any aspect of this Agreement on any other Party to this Agreement, and all Parties expressly disclaim any such representation or warranty with respect to any tax implications arising under this Agreement. Each Party has relied solely on its own tax and legal advisors with respect to the tax implications of this Agreement.
     12.19 Commercially Reasonable Efforts. For purposes of this Agreement, “commercially reasonable efforts” shall not be deemed to require a Party to undertake extraordinary measures, including the initiation or prosecution of legal proceedings or the payment of amounts in excess of normal and usual filing fees and processing fees, if any.
     12.20 Time. Time is of the essence under this Agreement. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.
     12.21 Surface Use Agreements. Subject to applicable Legal Requirements and to valid restrictions contained in Contracts with third Persons, from time to time after Closing, but terminating on the fifth anniversary of the Closing, upon the written request of Buyer, Seller covenants and agrees that it shall execute and deliver, and Seller shall cause the CONSOL Parties to execute and deliver, one or more non-exclusive site-specific surface access and use agreements covering portions of the surface overlying the Oil and Gas Interests, for which Seller or the CONSOL Parties possess rights as of the date hereof, in substantially the form agreed to by the Parties prior to the Closing Date (each a “Surface Use Agreement”). Prior to entering into any Surface Use Agreement with Buyer, Seller and the CONSOL Parties shall have the unfettered right to sell, from time to time, any surface overlying the Oil and Gas Interests. Notwithstanding the foregoing, nothing in this Agreement shall be interpreted or construed to restrict Buyer’s common law or statutory rights to use the surface overlying the Oil and Gas Interests as an incident or right appurtenant to such Oil and Gas Interests acquired by it under this Agreement.
     12.22 Rule Against Perpetuities. If a court of competent jurisdiction shall hold that the Rule Against Perpetuities or any similar Legal Requirement applies to any transfer of an interest contemplated herein, any right to receive, and obligation to make, such transfer shall terminate on the last day of the period allowed for vesting under such Rule or other Legal Requirement, such that the transfer shall thereby be deemed valid under the Rule or Legal Requirement.
Signatures appear on the following page.

     IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

CNX GAS COMPANY LLC

By:

Name:

Title:

BUYER:

CYPRUS CREEK LAND RESOURCES, LLC

By:

Name:

Title:

List of Exhibits and Schedules
EXHIBITS

No.	DESCRIPTION
A	Oil and Gas Interests

SCHEDULES

No.	DESCRIPTION
1.1a	“Knowledge” Persons
1.1b	Burdens on Production
1.1c	Third Party Consents
1.1d	Transfer Approvals
2.1(c)(ii)	Material Contracts
6.10(b)	Permits and Bonds for the Assets
6.12	Taxes Due on the Assets
6.16	Labor Agreements and Disputes
6.18	Material Liabilities